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                                                                   EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
SCM Microsystems, Inc.:

        We consent to incorporation by reference in the Registration Statement dated October 30, 1998, on Form S-8 relating to the 1997 Stock Plan of SCM Microsystems, Inc. of our report dated February 13, 1998, relating to the consolidated balance sheets of SCM Microsystems, Inc. and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Annual Report on Form 10-K of SCM Microsystems, Inc. for the year ended December 31, 1997.





/s/ KPMG Peat Marwick LLP
KPMG PEAT MARWICK LLP



Mountain View, California
October 30, 1998